Exhibit 4.2

This warrant and the Common stock purchasable hereunder have not been registered under the securities act of 1933, as amended (the “act”), or applicable state securities laws, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such sale or distribution may be effected (a) without an effective registration statement related thereto or (b) receipt by the Company of an opinion of counsel, both reasonably acceptable to the Company, to the effect that registration is not required under the act or applicable state securities laws or is exempt from such registration requirements of the act and applicable state securities laws. Copies of the agreements covering the purchase of these securities and restricting their transfer, including, but not limited to, the certificate of incorporation of the Company, as the same may be amended from time to time, may be obtained at no cost by written request made by the holder of record of this warrant to the secretary of the Company at the principal executive offices of the Company.

ACCELERIZE INC.

Right to Purchase Shares of Common Stock

(Subject to Adjustment)

Warrant for Common Stock

January 25, 2018	200,000 Shares of Common Stock

This Warrant for Common Stock (this “Warrant”) is given by Accelerize Inc. (“Company”), a Delaware corporation with offices at 20411 SW Birch St., Suite 250, Newport Beach, CA 92660, to SaaS Capital Partners II, LP (“Holder”).

This Warrant is being issued to the Holder as consideration for, and in order to induce SaaS Capital Funding II, LLC (“SaaS Funding”), an affiliated and related party of the Holder, to enter into that certain Sixth Amendment to Loan and Security Agreement, dated as of the date hereof, by and between SaaS Funding and the Company (the “Amendment”) and to continue to make certain financial accommodations to the Company from time to time under the terms set forth in that certain Loan and Security Agreement, dated as of May 5, 2016, by and between SaaS Funding and the Company (as amended and as may be further amended, restated, supplemented and/or modified from time to time, the “Loan Agreement”).

The Holder derives certain benefits from the transactions contemplated by the Loan Agreement and SaaS Funding’s participation in such transactions.

The Company hereby certifies that Holder is entitled to purchase up to Two Hundred Thousand (200,000) shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a strike price of $0.35 per share (the “Exercise Price”), subject in all cases to adjustment in accordance with the provisions hereof.

Section 1. Exercise.

(A)     This Warrant may be exercised in whole or in part at any time and from time to time from and after the date hereof until the termination of the Term (as defined in Section 3 hereof), by delivery to the Company at its principal executive offices of: (i) this Warrant, (ii) the Purchase Form attached hereto as Exhibit A duly completed and executed by the Holder or a permitted assignee, (iii) payment of the purchase price of the Warrant Shares in accordance with Section 2 below, (iv) if the person to whom the Warrant Shares is a permitted assignee, a duly certified copy of the assignment agreement between the Holder and the permitted assignee in a form reasonably acceptable to the Company and (v) if the Holder is not already a party thereto, a shareholders agreement, in any, and such other agreements as may be reasonably requested by the Company (collectively, the “Stockholders Agreements”), as each may be amended from time to time. In lieu of issuing fractional shares of Common Stock upon exercise of this Warrant, the Company shall round down to the next whole number of shares. The Warrant Shares so purchased shall be issued to the Holder as the record and beneficial owner of such Warrant Shares.

(B)     In addition, the Holder will have the option to exercise this Warrant in conjunction with an Acquisition or any other event where the Holder would have the opportunity to sell some or all of the Warrant Shares, subject to this Warrant (a “Liquidity Event”) or to require the Company to redeem this Warrant immediately prior to the consummation of such Acquisition or Liquidity Event, in either case on a net exercise basis, with the gross value of this Warrant (prior to the netting out of the exercise price) equal to the amount the Holder would have received in such Acquisition or Liquidity Event if it had exercised this Warrant immediately prior to such Acquisition or Liquidity Event and had thereby participated in such Acquisition or Liquidity Event. In connection with an Acquisition or Liquidity Event in which the Holder has the opportunity to sell less than all of the Warrant Shares, as applicable, subject to this Warrant, the option and mechanism described herein shall apply to the extent the Holder elects to participate and any remaining Warrant Shares, that the Holder does not have the opportunity to sell shall continue to be subject to this Warrant.

(C)     Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company with the purchase price of the Warrant Shares in accordance with Section 1(A) above. At such time, the Holder and/or any permitted assign(s) in whose names any Warrant Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within five (5) days thereafter, the Company at its expense will cause to be issued:

Warrant for Common Stock

(i)

in the name of and delivered to the Holder or its permitted assign(s) as set forth on the Purchase Form, the number of whole Warrant Shares to which such Holder shall be entitled upon such exercise, and

(ii)

in case such exercise is in part only, in the name of and delivered to the Holder and/or its permitted assigns a new warrant or warrants (on the same terms and conditions as are set out herein and dated as of the date hereof) for that number of Warrant Shares equal to the number of such Warrant Shares subject to this Warrant (without giving effect to any adjustment herein) minus the number of Warrant Shares purchased (without giving effect to any adjustment herein) by the Holder and/or its permitted assigns upon such exercise. The Holder acknowledges that no fractional shares of Warrant Shares shall be issued upon exercise of this Warrant.

Section 2. Form of Payment. Payment shall be by certified check, cashier’s check, wire transfer or surrender to the Company by Holder of evidence satisfactory to the Company of the reduction of the Company’s indebtedness to SaaS Funding in an amount equal to the number of Warrant Shares indicated on the Purchase Form multiplied by the Exercise Price.

Section 3. Term. The term of this Warrant (the “Term”), and the Holder’s right to exercise this Warrant, shall terminate immediately upon the earlier to occur of (a) the close of business (5:00 p.m., Eastern Standard Time) on the 25th day of January, 2028 and (b) the close of business (5:00 p.m., Eastern Standard Time) on the date that is five (5) years after the date the Company’s equity securities are first listed for trading on the NASDAQ Stock Market. Upon termination of the Term, the Holder shall surrender this Warrant to the Company at the Company’s principal place of business.

Section 4. Adjustment Provision.

(A)	In case the Company shall at any time after the date hereof:

(i)	make a distribution of additional equity interests to holders of its shares of Common Stock as a dividend,

(ii)	subdivide the outstanding shares of Common Stock,

(iii)	combine the outstanding shares of Common Stock into a smaller number of units, or

Warrant for Common Stock

(iv)

issue any equity interests by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation),

then, in each case, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant in effect at the time of the date on which the record holders of Warrant Shares (the “Warrant Shares Stockholders”) are determined for such distribution, or on the effective date of such distribution, subdivision, combination or reclassification, shall be equitably adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of interests which, if such exercise had occurred immediately prior to such time, such Holder would have owned upon such exercise and been entitled to receive by virtue of such distribution, subdivision, combination or reclassification.

(B)	[Reserved.]

(C)	[Reserved.]

(D)

Notwithstanding the foregoing provisions of this Section 4, it is understood and agreed that neither the number of shares covered by this Warrant, nor the Exercise Price, will be adjusted as a result of any of the following:

(i)	any options or restricted stock granted pursuant to any incentive stock plan or similar qualified or non-qualified incentive stock or option plan of the Company;

(ii)	options or restricted stock granted to executive and management personnel or consultants and professional advisers of the Company for the purchase or grant of Common Stock; and

(iii)	any options, rights, or warrants with respect to Common Stock, or other securities convertible into Common Stock, which are issued and outstanding as of the date of original issuance of this Warrant;

(iv)	any shares issued pursuant to preemptive rights or adjustments to conversion or exercise rights under any Common Stock, warrants or convertible securities;

(v)

Common Stock, warrants, rights or options to purchase Common Stock which are issued in connection with bona fide lending transactions (such as bank or institutional lending, or mezzanine financing), or acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company.

Warrant for Common Stock

Section 5. Effect of Reclassification, Consolidation, Merger, etc. In case of:

A.	the reclassification or change of outstanding shares of Common Stock (other than a change in the nature of a split, subdivision or combination),

B.	in the case of any consolidation or merger of the Company with or into another Person (including a reorganization, merger, consolidation or stock transfer), or

C.	a sale or conveyance of all or substantially all of the assets of the Company,

the Holder shall have the right, upon exercise of this Warrant, to receive the kind and number of shares or units of equity interests and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Warrant Shares into which this Warrant might have been exercised immediately before the time of determination of the Warrant Shares Stockholders entitled to receive such equity interests and/or other securities or property. If the per-Warrant Share consideration payable to the Holder for Warrant Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined by the Board of Directors. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the equity interests and/or other securities or property provided for in this Section. The grant of this Warrant shall not affect in any way the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets or undertake any other corporate action in accordance with the terms of this Warrant and each of the Company’s Certificate of Incorporation, as amended, and the Stockholders Agreement, as amended.

Section 6. Certificate Concerning Adjusted Exercise Price. Whenever the Exercise Price is adjusted pursuant to Section 4 or 5 above, the Company shall promptly, but in no event more than ten (10) business days from such adjustment, provide by notice to the Holder a certificate signed by the Chief Financial Officer of the Company showing in appropriate detail the facts requiring such adjustment, the computation thereof and the adjusted Exercise Price.

Section 7. No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

Section 8. Conditions to Exercise of Warrant. If the Warrant Shares purchased pursuant to the exercise of this Warrant are not subject to an effective registration statement under the Act, the certificate(s), if any, evidencing the Warrant Shares purchased upon exercise of this Warrant shall bear the same restrictive legend as is set out on the first page of this Warrant, excluding any reference to the Warrant.

Warrant for Common Stock

Once the Company has received an opinion of counsel, both reasonably acceptable to it, that the registration of the Warrant Shares in question is not required, the Company shall remove the restrictive legend stated in this Section 8.

Section 9. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such Warrant Shares as shall be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Shares so issuable will, when issued, be duly and validly issued and fully paid and nonassessable.

Section 10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

Section 11. Transferability of Warrant; Warrant Shares. Subject to the restrictions on transfer described in header of this Warrant, the rights and obligations of the Holder shall be binding upon and benefit its successors, assigns, heirs and administrators. Neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by Holder without the prior written consent of Company.

Section 12. Investment Representation. The Holder represents and warrants to the Company that the Holder is acquiring this Warrant for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof and that any subsequent resale of any such Warrant Shares either shall be made pursuant to a registration statement under the Act which has become effective and is current with regard to the Warrant Shares being sold or shall be pursuant to an exemption from registration under the Act and from qualification under applicable state securities laws. The Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the Act.

Section 13.     Notice of Certain Events. If the Company proposes at any time to:

A.     declare any dividend or distribution upon the outstanding shares of Common Stock, whether in cash, property, or other securities and whether or not a regular cash dividend;

B.     offer for subscription or sale pro rata to the holders of the outstanding shares of Common Stock (other than pursuant to contractual pre-emptive rights);

C.     effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of Common Stock; or

D.     effect an Acquisition or commence any action to liquidate, dissolve or wind up;

Warrant for Common Stock

then, in connection with each such event, the Company shall give Holder, if permissible with regard to confidentiality restrictions or if advisable in connection with the Company’s reporting requirements under the rules of the Securities and Exchange Commission, in each event at the discretion of the Company:

(1)     at least two (2) business days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (A) and (B) above; and

(2)     in the case of the matters referred to in (C) and (D) above at least two (2) business days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements provided that the Company possesses such information or can acquire it without unreasonable effort or expense.

Section 14. Governing Law. This Warrant and any dispute, disagreement, or issue of construction or interpretation arising hereunder, whether relating to its execution, its validity, the obligations provided herein or the performance thereof shall be governed and interpreted according to the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 15. Mailing of Notices, Etc. All notices, consents, waivers, and other communications required or permitted under this Warrant will be in writing and will be delivered or sent to the Company at the address or fax number provided in the Loan Agreement or to the Holder at: SaaS Capital Funding II, LLC, 810 Seventh Avenue, Suite 2005, New York, New York 10019, Attention: Martin Friedman.

Any notices given in accordance with this Warrant will be deemed to have been duly given and received: (a) on the date of receipt if personally delivered, (b) the date of receipt, if sent by registered or certified mail, postage prepaid, (c) when sent by facsimile or email transmission if sent during normal business hours of the recipient, if not, then on the next business day, provided that confirmation or receipt by the receiving party’s receiver can be documented, or (d) one business day after having been sent by a recognized overnight courier service upon confirmation of delivery by such courier service.

Section 16. Change or Waiver. All amendments and waivers shall be governed by Section 12.6 of the Loan Agreement.

Section 17. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

Section 18. Additional Reporting:

Company shall deliver to Holder:

Warrant for Common Stock

(i)     commencing with the fiscal year ended 2017 and continuing for each fiscal year thereafter, as soon as available, but no later than the ninetieth (90th) day after the end of each fiscal year (or, if earlier, by the date five (5) Business Days after the Annual Report on Form 10-K is required to be filed by the rules and regulations of the Securities and Exchange Commission), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Holder; and

(ii)     commencing on the date that the Loan Agreement has been terminated and continuing for each applicable fiscal quarter thereafter, as soon as available, but no later than the sixtieth (60th) day following the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of Company’s consolidated balance sheet statement, income statement and statement of cash flows, each as prepared for the end of the fiscal quarter and compared to Company’s annual financial plan, all certified by one of Company’s officers as presenting fairly in all material respects the financial condition and results of operations of Borrower on a consolidated basis in accordance with GAAP consistently applied.

Documents required to be delivered to Lender pursuant to this Section 18 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Company posts such documents or provides a link thereto on Company’s website on the Internet or (ii) on which such documents are posted on Company’s behalf on an Internet website to which Holder has access (e.g., EDGAR or other similar website); provided, that Company shall deliver paper copies of such documents to Holder, if Holder requests in writing, that Company deliver such paper copies, until a written request to cease delivering paper copies is given by Holder.

Section 19.     Definitions.

A.

“Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger, amalgamation or consolidation of the Company into or with another person or entity (other than a merger, amalgamation or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the equity owners of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the equity owners of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

B.	[Reserved.]

C.	[Reserved.]

D.	[Reserved.]

Warrant for Common Stock

E.	[Reserved.]

F.	[Reserved.]

G.	[Reserved.]

[Signature Page Follows]

Warrant for Common Stock

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on the date first above written.

ACCELERIZE INC. By: Name: Anthony Mazzarella Title: Chief Financial Officer

EXHIBIT A

PURCHASE FORM

To be completed by the Holder or a Permitted Assignee

The undersigned pursuant to the provisions set forth in the attached Warrant hereby irrevocably elects to purchase ____ shares of Warrant Shares covered by such Warrant and herewith makes payment of __________ representing the full purchase price for such shares of Warrant Shares at the price per share of Warrant Share provided for in such Warrant.

Name:	Name:

Address:	Address:

Tax ID #:	Tax ID #:

No. of Units:	No. of Units:

Dated:

Signature:

Print Name:

Address:

EA-1